Exhibit 99.1

EARNINGS RELEASE

Investor and Media Contacts:
Kelly Loeffler, VP, Investor Relations & Corp. Communications
IntercontinentalExchange
770-857-4726
kelly.loeffler@theice.com

Melanie Shale, Director of Investor & Public Relations
IntercontinentalExchange
770-857-2532
melanie.shale@theice.com

IntercontinentalExchange Reports Third Quarter Adjusted Diluted EPS of
$1.42, up 20%; GAAP Diluted EPS of $1.29; Revenues of
$287 Million, up 12%

ATLANTA, GA (November 1, 2010) -- IntercontinentalExchange (NYSE: ICE), a leading operator of regulated global exchanges, clearing houses and over-the-counter (OTC) markets, today reported financial results for the third quarter of 2010. Consolidated revenues were $287 million, an increase of 12% from $256 million in the third quarter of 2009. Consolidated net income attributable to ICE was $96 million, up 10% from net income of $87 million in last year’s third quarter. Diluted earnings per share (EPS) increased 9% to $1.29 compared to third quarter 2009 EPS of $1.18 per diluted share.

Adjusted consolidated net income attributable to ICE, which excludes items related to the acquisition of Climate Exchange, grew 21% in the third quarter of 2010 and adjusted diluted EPS increased 20% to $1.42. Please refer to the reconciliation of non-GAAP financial measures included in this press release for more information on adjusted net income attributable to ICE and adjusted diluted EPS.

Said ICE Chairman and CEO Jeffrey C. Sprecher: “At a time of considerable change and economic uncertainty, ICE delivered another solid quarter of growth, with an increasing number of futures and OTC customers relying on our global trading and technology platform, processing and clearing infrastructure. We continue to focus on delivering industry leading solutions to satisfy new transparency and risk mitigation standards and meet the needs of our customers through innovation.”

ICE SVP and CFO Scott Hill added: “Strong global demand for commodities and an increasing need among emerging economies for hedging and risk management tools continue to drive very strong results for ICE. We believe these are long term secular trends, and that they will continue to provide a solid foundation for top- and bottom-line growth and investment in innovative new products and services to help our customers navigate regulatory change and market evolution.”

Third Quarter 2010 Results
Third quarter 2010 consolidated revenues grew 12% to $287 million, compared to $256 million in the third quarter of 2009. Consolidated transaction and clearing revenues increased 12% to $256 million in the third quarter of 2010, from $229 million in the same period in 2009. The increase in transaction and clearing revenues was driven primarily by increased volume in ICE Brent Crude and ICE Gas Oil futures contracts, OTC North American natural gas and global oil contracts, and an increase in credit default swap (CDS) clearing revenues.

Transaction and clearing revenues in ICE’s futures segment totaled $125 million in the third quarter of 2010, up 20% from $104 million in the prior third quarter. Consolidated average daily volume (ADV) in ICE’s futures exchanges was 1,274,803 contracts, an increase of 20% from the third quarter of 2009, and was driven by double-digit increases in ADV at each of ICE’s futures exchanges.

Transaction and clearing revenues in ICE’s global OTC segment grew 5% to $132 million in the third quarter, compared to $125 million in the same period of 2009. Average daily commissions (ADC) for ICE’s OTC energy business increased 9% to $1.4 million, compared to $1.3 million in the third quarter of 2009. Cleared contracts accounted for 97% of OTC energy contract volume during the third quarter of 2010. In ICE’s credit derivatives business, third quarter transaction, processing and clearing revenues were $42 million, compared to $43 million in the same period of 2009. Revenues at Creditex, our CDS trade execution business, totaled $25 million, and global CDS clearing revenues were $18 million.

Consolidated market data revenues were a record $28 million in the third quarter of 2010, an increase of 11% from $25 million in the year-ago quarter. Consolidated other revenues were $4 million, compared to $3 million in the third quarter of 2009.

Consolidated operating expenses were $136 million in the quarter, an increase of 17% from $116 million in the third quarter of 2009. The increase in operating expenses was primarily attributable to costs associated with the acquisition of Climate Exchange plc, including $7 million of acquisition expenses and $5 million in severance charges. Operating expenses also include $5 million in amortization of intangibles and $8 million in ongoing operational expenses associated with Climate Exchange during the third quarter of 2010. Operating expenses outside of merger and integration expenses declined compared to the prior year, including improved cost efficiencies at Creditex.

Consolidated operating income increased 8% to $152 million in the quarter, compared to $140 million in the third quarter of 2009. Operating margin was 53%.

The effective tax rate for the quarter was 32%, compared to 37% for the third quarter of 2009. The decrease in the effective tax rate was primarily due to favorable foreign tax rate differentials, legislative changes and tax credits during the current period.

First Nine Months of 2010 Results
Consolidated revenues in the first nine months of 2010 were $865 million, an increase of 17% compared to the year-ago period. Futures volumes in the first three quarters grew 27% to 248 million contracts, driving futures transaction and clearing revenues to $377 million, an increase of 23% compared to same period of 2009. ADV in the first nine months of 2010 was 1,318,788 contracts, up 28% from the year-ago period.

ICE’s global OTC transaction and clearing revenues were $395 million in the first nine months of the year, an increase of 14% from the same period in 2009, and were driven primarily by an increase in energy contract volume, as well as an increase in CDS clearing revenues. ADC in ICE’s OTC energy business were $1.4 million in the first nine months of the year, up 20% from the first nine months of 2009. Consolidated market data revenues increased 7% to $82 million and consolidated operating margins were 57% for the first nine months of 2010, compared to 53% in the comparable 2009 period.

Consolidated cash flows from operations totaled $379 million in the first three quarters of 2010, up 25%, compared to $303 million in the same period of 2009. Capital expenditures were $17 million and capitalized software development costs totaled $20 million in the first three quarters of 2010.

Unrestricted cash and investments were $541 million as of September 30, 2010. The company repurchased $90 million of its common stock during the third quarter of 2010 as part of its existing stock repurchase program. At the end of the quarter, ICE had $634 million in outstanding debt.

Financial Guidance and Additional Information
●
ICE had 947 employees as of September 30, 2010. Headcount is expected to increase in the range of 1% to 2% for the balance of 2010, excluding any personnel additions relating to merger and acquisition activity, and inclusive of the Climate Exchange acquisition.

●	Consistent with ICE’s full-year guidance for CDS clearing revenues, the company expects revenues in the range of $14 million to $16 million during the fourth quarter of 2010.
●
ICE expects depreciation and amortization in the fourth quarter of 2010 in the range of $32 million to $34 million, which includes $5 million related to the amortization of Climate Exchange intangible assets.

●	ICE expects its tax rate to be between 32-35% in the fourth quarter of 2010 and in fiscal year 2011.
●
ICE's diluted share count for the fourth quarter of 2010 is expected to be in the range of 73.8 million to 74.4 million weighted average shares outstanding, and the diluted share count for fiscal year 2010 is expected to be in the range of 73.9 million to 74.9 million weighted average shares outstanding.

●	ICE’s remaining capacity in its authorized share repurchase program is $210 million.

Earnings Conference Call Information
ICE will hold a conference call today, November 1, at 8:30 a.m. ET to review its third quarter 2010 financial results. A live audio webcast of the earnings call will be available on the company's website at www.theice.com under About ICE/Investors & Media. Participants may also listen via telephone by dialing 888-569-5033 if calling from the United States, or 719-457-2607 if dialing from outside of the United States. For participants on the telephone, please place your call ten minutes prior to the start of the call.

The call will be archived on the company's website for replay. A telephone replay of the earnings call will also be available at 888-203-1112 for callers within the United States and at 719-457-0820 for callers outside of the United States. The passcode for the replay is 4972645. Beginning with ICE’s first quarter 2011 earnings call, the company will no longer offer telephone replays of its earnings calls. All earnings calls will continue to be available on the ICE website.

Historical futures volume and OTC commission data can be found at: http://ir.theice.com/supplemental.cfm

About IntercontinentalExchange
IntercontinentalExchange® (NYSE: ICE) is a leading operator of regulated futures exchanges and over-the-counter markets for agricultural, credit, currency, emissions, energy and equity index contracts. ICE Futures Europe® hosts trade in half of the world’s crude and refined oil futures. ICE Futures U.S.® and ICE Futures Canada® list agricultural, currencies and Russell Index markets. ICE® is also a leading operator of central clearing services for the futures and over-the-counter markets, with five regulated clearing houses across North America and Europe. ICE serves customers in more than 70 countries. www.theice.com

The following are trademarks of IntercontinentalExchange, Inc. and/or its affiliated companies: IntercontinentalExchange, IntercontinentalExchange & Design, ICE, ICE and block design ICE Futures Europe, ICE Clear Europe, and European Climate Exchange (ECX). All other trademarks are the property of their respective owners. For more information regarding registered trademarks owned by IntercontinentalExchange, Inc. and/or its affiliated companies, see https://www.theice.com/terms.jhtml

Forward-Looking Statements
This press release may contain “forward-looking statements” made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Statements regarding IntercontinentalExchange’s business that are not historical facts are forward-looking statements that involve risks, uncertainties and assumptions that are difficult to predict. These statements are not guarantees of future performance and actual outcomes and results may differ materially from what is expressed or implied in any forward-looking statement. The factors that might affect our performance include, but are not limited to: our business environment; conditions in global financial markets; domestic and international economic conditions; volatility in commodity prices; our ability to identify and effectively pursue acquisitions and strategic alliances and successfully integrate the companies we acquire on a cost-effective basis; changes in domestic and foreign laws, regulations or government policy; increasing competition and consolidation in our industry; our ability to minimize the risks associated with operating multiple clearing houses in multiple jurisdictions; the success of our initiative to clear credit default swaps transactions; the success of our global clearing strategy; technological developments, including clearing developments; the accuracy of our cost estimates and expectations, including, without limitation, those set forth in this press release under “Financial Guidance and Additional Information”; our belief that cash flows will be sufficient to service our debt and fund our working capital needs and capital expenditures at least through the end of 2011; our ability to increase the connectivity to our marketplace; maintaining existing market participants and attracting new ones; our ability to develop new products and services; protecting our intellectual property rights; not violating the intellectual property rights of others; potential adverse litigation results; our belief in our electronic platform and disaster recovery system technologies; identification of trends and how they will impact our business; and our ability to gain access to comparable products and services if our key technology contracts were terminated. For a discussion of such risks and uncertainties, which could cause actual results to differ from those contained in the forward-looking statements, see ICE’s Securities and Exchange Commission (SEC) filings, including, but not limited to, the risk factors in ICE’s Annual Report on Form 10-K for the year ended December 31, 2009, which was filed with the SEC on February 10, 2010. These filings are also available in the Investors & Media section of our website. You should not place undue reliance on forward-looking statements, which speak only as of the date of this press release. Except for any obligations to disclose material information under the Federal securities laws, ICE undertakes no obligation to publicly update any forward-looking statements to reflect events or circumstances after the date of this press release.

Consolidated Unaudited Financial Statements

Consolidated Statements of Income
(In thousands, except per share amounts)
(Unaudited)
	Nine Months Ended September 30,		Three Months Ended September 30,
	2010	2009	2010	2009
Revenues:
Transaction and clearing fees, net	$772,024	$655,301	$256,102	$228,868
Market data fees	81,567	76,490	27,528	24,891
Other	11,330	6,443	3,516	2,505
Total revenues	864,921	738,234	287,146	256,264
Operating expenses: Compensation and benefits	179,696	166,231	62,586	55,928
Professional services	24,840	25,908	8,262	9,866
Acquisition-related transaction costs	9,062	6,139	7,019	-
Selling, general and administrative	69,788	68,457	25,982	22,613
Depreciation and amortization	87,867	82,750	31,739	27,868
Total operating expenses	371,253	349,485	135,588	116,275
Operating income	493,668	388,749	151,558	139,989
Other income (expense):
Interest and investment income	1,544	1,252	478	298
Interest expense	(22,123)	(16,534)	(7,511)	(4,374)
Other income (expense), net	(13,297)	(9,163)	2,716	1,493
Total other expense, net	(33,876)	(24,445)	(4,317)	(2,583)
Income before income taxes	459,792	364,304	147,241	137,406
Income tax expense	153,834	133,142	47,328	50,524
Net income	$305,958	$231,162	$99,913	$86,882
Net (income) loss attributable to noncontrolling interest	(6,792)	572	(3,598)	572
Net income attributable to IntercontinentalExchange, Inc.	$299,166	$231,734	$96,315	$87,454

Earnings per share attributable to IntercontinentalExchange, Inc. common shareholders:
Basic	$4.06	$3.18	$1.31	$1.20
Diluted	$4.01	$3.13	$1.29	$1.18
Weighted average common shares outstanding:
Basic	73,765	72,887	73,659	73,137
Diluted	74,577	73,949	74,443	74,204

Consolidated Balance Sheets
(In thousands)
(Unaudited)
	September 30,	December 31,
	2010	2009
ASSETS
Current assets:
Cash and cash equivalents	$539,198	$552,465
Short-term restricted cash	79,445	81,970
Short-term investments	1,998	2,005
Customer accounts receivable	134,507	109,068
Margin deposits and guaranty funds	24,330,932	18,690,238
Income tax receivable	31,925	874
Prepaid expenses and other current assets	34,029	23,231
Total current assets	25,152,034	19,459,851
Property and equipment, net	95,341	91,735
Other noncurrent assets:
Goodwill	1,896,565	1,465,831
Other intangible assets, net	916,072	702,460
Long-term restricted cash	135,219	123,823
Long-term investments	-	23,492
Other noncurrent assets	22,994	17,683
Total other noncurrent assets	2,970,850	2,333,289
Total assets	$28,218,225	$21,884,875

LIABILITIES AND EQUITY
Current liabilities:
Accounts payable and accrued liabilities	$74,100	$57,288
Accrued salaries and benefits	38,877	52,185
Current portion of licensing agreement	17,443	15,223
Current portion of long-term debt	242,500	99,000
Income taxes payable	36,866	23,327
Margin deposits and guaranty funds	24,330,932	18,690,238
Other current liabilities	38,927	30,571
Total current liabilities	24,779,645	18,967,832
Noncurrent liabilities:
Noncurrent deferred tax liability, net	236,951	181,102
Long-term debt	391,500	208,500
Noncurrent portion of licensing agreement	64,270	73,441
Other noncurrent liabilities	24,702	20,353
Total noncurrent liabilities	717,423	483,396
Total liabilities	25,497,068	19,451,228

EQUITY
IntercontinentalExchange, Inc. shareholders’ equity:
Common stock	783	776
Treasury stock, at cost	(448,735)	(349,646)
Additional paid-in capital	1,729,940	1,674,919
Retained earnings	1,348,291	1,049,125
Accumulated other comprehensive income	54,340	24,558
Total IntercontinentalExchange, Inc. shareholders’ equity	2,684,619	2,399,732
Noncontrolling interest in consolidated subsidiaries	36,538	33,915
Total equity	2,721,157	2,433,647
Total liabilities and equity	$28,218,225	$21,884,875

Non-GAAP Financial Measures and Reconciliation

ICE presents adjusted net income attributable to ICE and adjusted earnings per share attributable to ICE as additional information regarding its operating results. These measures are not in accordance with, or an alternative to, U.S. generally accepted accounting principles, or GAAP, and may be different from non-GAAP measures used by other companies. Investors should not rely on any single financial measure when evaluating ICE’s business. ICE strongly recommends that investors review the GAAP financial measures included in this press release and its Quarterly Report on Form 10-Q, for the quarter ended September 30, 2010, including ICE's consolidated financial statements and the notes thereto.

When viewed in conjunction with ICE's GAAP results and the accompanying reconciliation, ICE believes the presentation of these adjusted measures provide investors with greater transparency and a more complete understanding of factors affecting our business than GAAP measures alone. ICE management uses these measures to evaluate operating performance and management decisions made during the reporting period by excluding certain items that the company believes have less significance on, or do not impact, the day-to-day performance of the business.

Adjusted net income attributable to ICE for the periods presented below is calculated by adding net income attributable to ICE and various non-recurring, infrequent or other charges that are not routine operating expenses, and their related income tax effects. ICE does not believe these items are representative of its future operating performance because these charges were not consistent with historical and normal operating performance. The adjustments for the periods in 2010 related to the exclusion of charges associated with the acquisition of Climate Exchange, including the currency hedge implemented at the time of the transaction announcement, acquisition transaction costs and employee severance costs. The adjustments for the period in 2009 related to the exclusion of acquisition transaction costs, an impairment charge related to ICE’s investment in India’s NCDEX, and various other nonrecurring charges. The NCDEX impairment loss tax effect was additional tax expense of $1.8 million due to the rounding of a valuation allowance, related to the deferred tax benefit recorded in three months ended December 31, 2008, which was in excess of the tax benefit recorded in the nine months ended September 30, 2009. The remaining tax effects of these items were calculated by applying jurisdictional specific marginal tax rates.

ICE uses these non-GAAP measures internally to evaluate its performance and to make financial and operational decisions. ICE believes that its presentation of these measures provides investors with greater transparency and supplemental data relating to its financial condition and results of operations. In addition, ICE believes the presentation of these measures is useful for period-to-period comparison of results because the items described below do not reflect historical operating performance. ICE uses adjusted net income attributable to ICE and adjusted earnings per share because they more clearly highlight trends in our business that may not otherwise be apparent when relying solely on GAAP financial measures, since these measures eliminate from our results specific financial items that have less bearing on our operating performance.

The following table reconciles our net income attributable to ICE to adjusted net income attributable to ICE and calculates adjusted earnings per common share attributable to ICE for the periods presented below.

	Nine Months Ended September 30, 2010	Nine Months Ended September 30, 2009	Three Months Ended September 30, 2010
	(In thousands, except per share amounts)
Net income attributable to ICE	$299,166	$231,734	$96,315
Add: Hedge for CLE acquisition	15,080	—	802
Add: Acquisition-related transaction costs	9,062	6,139	7,019
Add: Severance costs relating to acquisitions	5,716	2,902	5,196
Add: NCDEX impairment charge	—	9,276	—
Add: Costs incurred to vacate office space	—	2,980	—
Less: Net gain on existing 4.8% ownership of CLE	(1,825)	—	(1,825)
Less: Income tax expense effect related to the items above	(6,149)	(1,978)	(1,579)
Adjusted net income attributable to ICE	$321,050	$251,053	$105,928
Earnings per share attributable to ICE common shareholders:
Basic	$4.06	$3.18	$1.31
Diluted	$4.01	$3.13	$1.29
Adjusted earnings per share attributable to ICE common shareholders:
Adjusted basic	$4.35	$3.44	$1.44
Adjusted diluted	$4.30	$3.39	$1.42
Weighted average common shares outstanding:
Basic	73,765	72,887	73,659
Diluted	74,577	73,949	74,443